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                          NAUTICA ENTERPRISES, INC.
               (Name of Registrant as Specified in Its Charter)
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                  BARINGTON COMPANIES EQUITY PARTNERS, L.P.,
                    JEWELCOR MANAGEMENT, INC., RCG AMBROSE
                 MASTER FUND, LTD. and RAMIUS SECURITIES, LLC
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

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


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


On June 23, 2003, the Barington Companies group issued the following press release:


  The Barington Companies Group Continues to Seek Nautica Board Representation and Reaffirms its Commitment to Maximizing Shareholder Value

                           --------------------------

New York, NY (PR Newswire) -- June 23, 2003 -- The Barington Companies group announced today that it continues to seek representation on the board of directors of Nautica Enterprises, Inc. (NASDAQ: NAUT) at the Company's 2003 annual meeting in order to maximize shareholder value for all the Company's stockholders. The Barington Companies group believes that Nautica has shown poor operating performance, which has caused a material reduction in shareholder value. The Barington Companies group believes this is attributable to the current board's limited independence and disappointing oversight of operations. The Barington Companies group believes that the current board of directors lacks representation from a sufficient number of independent and experienced directors who will advocate the interests of all stockholders. The Company itself has recognized that additional independent members should be included on its board of directors. The Barington Companies group believes it is important that any new, independent directors be chosen with a view to representing all stockholders and enhancing shareholder value. The Barington Companies group nominees are committed to serve as such representatives and intend to work closely with the other members elected to Nautica's board at its 2003 annual meeting to ensure that shareholder value is enhanced.

James A. Mitarotonda, President and Chief Executive Officer of the general partner of Barington Companies Equity Partners, L.P., a member of the Barington Companies group and one of its board nominees, stated, "The Barington Companies group seeks to maximize shareholder value for all of Nautica's stockholders. Our nominees, representing two of the Company's eight member board, bring complementary skills to the existing board. We believe that our highly experienced nominees have strong retail, operational and financial skills which may be beneficial in improving Nautica's inadequate operating performance and driving shareholder value, a fundamental tenet of our group's investment philosophy. Our nominees are independent of the Company's management and professional affiliates and seek to advocate the interests of all stockholders."

"We are pleased that Nautica has announced it is in discussions about the possible sale of the Company," noted Mr. Mitarotonda. "The Barington Companies group expects that the Company's board of directors will vigorously pursue any and all transactions which have the potential to enhance shareholder value, our group's principal objective, and notify stockholders of all material information."

Information Regarding the Barington Companies Group

Barington Companies Equity Partners, L.P. and certain other parties own an aggregate of approximately 3.1% of the total number of shares of Nautica common stock currently outstanding. Such owners of Nautica common stock are Jewelcor Management, Inc., RCG Ambrose Master Fund, Ltd. and Ramius Securities, LLC.



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

Barington Companies Equity Partners, L.P. is a Delaware limited partnership formed to engage in the business of maximizing shareholder value through acquiring, holding or disposing of investments in its portfolio companies in partnership with other investment entities. Jewelcor Management, Inc. is a Nevada corporation primarily involved in investment and management services. RCG Ambrose Master Fund, Ltd. is a Cayman Islands corporation engaged in investing in companies effecting extraordinary transactions. Ramius Securities, LLC is a Delaware limited liability company and a registered broker-deale




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